Registration No.      -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

COMMUNITY CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	57-0866395
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1402 C Highway 72 West Greenwood, South Carolina (Address of principal executive offices)	29646 (Zip code)

Community Capital Corporation
2004 Equity Incentive Plan
(Full title of the plan)

WILLIAM G. STEVENS
President and Chief Executive Officer
1402 C Highway 72 West
Greenwood, South Carolina 29646
(864) 941-8200
(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value per share	225,000	$21.30	$4,792,500	$607.21

(1)	Pursuant to Rule 416(a), this registration statement also registers such indeterminate number of additional shares as may become issuable under the Plan in connection with share splits, share dividends, and similar transactions.

(2)	Pursuant to Rule 457 (c) and (h) under the Securities Act of 1933, as amended, estimated solely for the purpose of calculating the registration fee based on the average of the high and low sales prices for our common stock as reported on the American Stock Exchange on June 23, 2004.

          This Registration Statement on Form S-8 relates to the 225,000 shares of our common stock, $1.00 par value per share, issuable pursuant to the terms of the Community Capital Corporation 2004 Equity Incentive Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents, filed by us with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended;

(b)	All other reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of our fiscal year ended December 31, 2003; and

(c)	The description of our common stock, $1.00 par value, contained in our Registration Statement on Form S-2 (File no. 333-18457), including any amendment or report filed for the purpose of updating such description.

          In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interest of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Officers and Directors.

          Under the South Carolina Act, we may indemnify a past or present director against liability incurred in a proceeding if (a) the director acted in good faith, (b) the director reasonably believed (i) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interest, and (ii) in all other cases, that his or her conduct was at least not opposed to its best interest, and (iii) in the case of any criminal proceedings, the director had no reasonable cause to believe his or her conduct was unlawful. Permitted indemnification in connection with a proceeding by or in the right of the company is limited under the South Carolina Act to reasonable expenses incurred in connection with the proceedings. The South Carolina Act requires us to indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director is a party as one of our directors against reasonable expenses incurred by the director in connection with the proceeding.

          However, the South Carolina Act prohibits us from indemnifying a director (a) in connection with a proceeding by us or in our right in which the director is adjudged liable to us, or (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director is adjudged liable on the basis that personal benefit was improperly received by the director.

          Under the South Carolina Act, an officer is entitled to the benefit of the same mandatory indemnification provision applicable to directors, but in addition, a corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, provided by the corporation’s articles of incorporation, the corporation’s bylaws, general or specific action of the board of directors, or contract.

          Our articles of incorporation provide that every person who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the person, or a person of whom such person is the legal representative is or was our director or officer or is or was serving at our request, or for our benefit as a director or officer of another corporation, or as our representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to the South Carolina Act against all expenses, liabilities, and losses (including without limitation attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with the proceedings. This right of indemnification, which is also set forth in our bylaws, is provided as a contractual right that may be enforced in any manner desired by the person.

          The South Carolina Act and our articles of incorporation and bylaws permit us to maintain directors and officers liability insurance, which we do currently maintain. Except as hereinafter set forth, there is no statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of is insured or indemnified in any manner against liability which such person may incur in such person’s capacity as such.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the arrangements described above, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

          The exhibits listed on the Exhibit Index to this Registration Statement are incorporated herein by reference.

Item 9. Undertakings.

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood, State of South Carolina, on June 25, 2004.

COMMUNITY CAPITAL CORPORATION

By:	/s/ WILLIAM G. STEVENS
William G. Stevens President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM G. STEVENS William G. Stevens	President, Chief Executive Officer, and Director	June 25, 2004

/s/ R. WESLEY BREWER R. Wesley Brewer	Chief Financial Officer, Executive Vice President, and Secretary	June 25, 2004

* Patricia C. Hartung	Assistant Secretary and Director	June 25, 2004

* David P. Allred	Director	June 25, 2004

* Harold Clinkscales, Jr.	Director	June 25, 2004

* Wayne Q. Justesen, Jr.	Director	June 25, 2004

* B. Marshall Keys	Director	June 25, 2004

* Clinton C. Lemon, Jr.	Director	June 25, 2004

* Miles Loadholt	Director	June 25, 2004

* Thomas C. Lynch, Jr.	Director	June 25, 2004

* H. Edward Munnerlyn	Director	June 25, 2004

* George B. Park	Director	June 25, 2004

* George D. Rodgers	Director	June 25, 2004

* Charles J. Rogers	Director	June 25, 2004

* Joseph L. Savitz, Jr.	Director	June 25, 2004

* Thomas E. Skelton	Director	June 25, 2004

* Lex D. Walters	Director	June 25, 2004

*By:	/s/ WILLIAM G. STEVENS (William G. Stevens) (As Attorney-in-Fact for each of the persons indicated)	June 25, 2004

EXHIBIT INDEX

Exhibit Number	Description

3.1[1]	Articles of Incorporation of Registrant
3.2[1]	Articles of Amendment to Articles of Incorporation of Registrant (re: Change of Name)
3.3[1]	Bylaws of Registrant
3.4[2]	Amendment to Bylaws dated as of January 16, 2002
3.5[3]	Amendment to Bylaws dated as of September 18, 2002
4.1[4]	Form of Common Stock Certificate. (The rights of security holders of the Registrant are set forth in the Registrant’s Articles of Incorporation and Bylaws included as Exhibits 3. 1 through 3. 5.)
5.1	Opinion of Nexsen Pruet Adams Kleemeier, LLC
23.1	Consent of Elliott Davis, LLC
23.2	Consent of Nexsen Pruet Adams Kleemeier, LLC (included in their opinion filed as Exhibit 5.1)
24.1	Directors’ Powers of Attorney

[1]	Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s Form S-4 on December 12, 2003.
[2]	Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s Form 10-K for the fiscal year ended December 31, 2002 and filed on March 31, 2003.
[3]	Incorporated by reference to Exhibit 3.4 filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002.
[4]	Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s Registration Statement on Form S-2 initially filed on December 20, 1996 (File No. 333-18457).